UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 542-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

On September 15, 2009, all Variable Rate Demand Environmental Improvement Revenue Bonds (Trex Company, Inc. Project) Series 2004 issued by the Mississippi Business Finance Corporation (the “Bonds”) to finance the Company’s purchase and construction of its manufacturing facility in Olive Branch, Mississippi were redeemed in full in the amount of $25,003,852.46, which includes all accrued interest through the date of redemption. The Company decided to redeem the Bonds at this time as part of its continued efforts to reduce outstanding debt.

As a result of the redemption, the following agreements, all of which were filed as exhibits to the Company’s Current Report on Form 8-K filed on December 20, 2004 and constitute all of the material agreements related to the Bonds, have been terminated as of September 15, 2009:

Loan Agreement, dated as of December 1, 2004, between the Company and Mississippi Business Finance Corporation.

Promissory Note, dated as of December 16, 2004, in the principal amount of $25,000,000 from the Company payable to the order of Mississippi Business Finance Corporation.

Reimbursement and Credit Agreement, dated as of December 1, 2004, between the Company and JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent.

Reimbursement Note, dated as of December 1, 2004, in the principal amount of $25,308,220 from the Company payable to JPMorgan Chase Bank, N.A.

Land Deed of Trust, dated as of December 1, 2004, made by the Company to the trustee named therein for the benefit of JPMorgan Chase Bank, N.A.

Trust Indenture, dated as of December 1, 2004, between Mississippi Business Finance Corporation and J.P. Morgan Trust Company, National Association, as Trustee, including Form of Variable Rate Series 2004 Bond and Form of Fixed Rate Series 2004 Bond.

No termination penalties or fees were due, owing or paid as a result of the early redemption of the Bonds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: September 16, 2009	/s/ Ronald W. Kaplan
Ronald W. Kaplan
President and Chief Executive Officer